EXHIBIT 99.1

[BEAR STEARNS LOGO]

Contact:    Elizabeth Ventura                   Russell Sherman
            (212) 272-9251                      (212) 272-5219
            eventura@bear.com                   russellsherman@bear.com
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For Immediate Release
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                    BEAR STEARNS ANNOUNCES MANAGEMENT CHANGES

      NEW YORK, New York--August 5, 2007--The Bear Stearns Companies Inc. (NYSE:
BSC) announced today that, effective immediately, Alan D. Schwartz has been named the company's sole president, and Samuel L. Molinaro, Jr. will become chief operating officer in addition to his current duties as chief financial officer. Jeffrey Mayer, co-head of the Fixed Income Division, has been named to the Bear Stearns Executive Committee. Warren J. Spector has resigned his positions of president and co-chief operating officer, member of the Executive Committee and member of the Board of Directors of Bear Stearns.

      Commenting on the management changes, James E. Cayne, chairman and chief executive officer of The Bear Stearns Companies Inc., said, "In light of the recent events concerning BSAM's High Grade and Enhanced Leverage funds, we have determined to make changes in our leadership structure. These promotions reflect and acknowledge the depth of talent in our senior management team. Alan and Sam have demonstrated outstanding judgment and leadership skills during their long tenures at Bear Stearns, have made tremendous contributions to building the firm, and are well prepared to assume greater responsibility. Since assuming co-leadership of our fixed income business in 2002, Jeff has helped build a highly successful global fixed income franchise. They all, along with many others, play critical roles in leading Bear Stearns. I have every confidence in this team to continue Bear Stearns' 84-year legacy of success and profitable growth. Finally, I particularly want to thank Warren Spector for his significant contributions to Bear Stearns."

      Mr. Spector said, "I am leaving with nothing but the highest respect and regard for Bear Stearns and all the talented professionals with whom I have been privileged to work. Bear Stearns is a special firm that has weathered countless challenging markets in its history. For that reason, I intend to remain a significant shareholder and will follow the firm's future success with great pride."

      Alan D. Schwartz joined Bear Stearns in 1976. He became executive vice president and head of the Investment Banking Division in 1985. Mr. Schwartz was named president and co-chief operating officer in June 2001.

      Samuel L. Molinaro Jr., executive vice president and chief financial officer, joined the company in 1986. In 1996, Mr. Molinaro was promoted to the position of chief financial officer and in 2002 was named a member of the company's Executive Committee.

      Jeff Mayer is a senior managing director and co-head of the firm's Global Fixed Income Division. Joining Bear Stearns in 1989, he became the head of the Mortgage Department seven years later and has been co-head of the Global Fixed Income Division with Craig Overlander since 2002.

About Bear Stearns:

Founded in 1923, The Bear Stearns Companies Inc. (NYSE: BSC) is the parent company of Bear, Stearns & Co. Inc., a leading investment banking, securities trading and brokerage firm. Through Bear, Stearns Securities Corp., it offers financing, securities lending, clearing and technology solutions to hedge funds, broker-dealers and investment advisors. Headquartered in New York City, the company has approximately 15,000 employees worldwide. For additional information about Bear Stearns, please visit the firm's web site at www.bearstearns.com.